EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
ClickAction Inc.

We consent to the incorporation herein by reference in this registration statement on Form S-3 of ClickAction Inc. of our report dated February 1, 2002, relating to the consolidated balance sheets of ClickAction Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of ClickAction Inc.

We also consent to the reference to our firm under heading “Expert” in this registration statement.

/s/	KPMG LLP

Mountain View, California
April 15, 2002